EXHIBIT 99.1


                  FORWARD-LOOKING INFORMATION AND RISK FACTORS


Our Annual Report on Form l0-K for the year ended December 31, 2004, our 2004 Annual Report to Shareholders, any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K of the Company, or any other oral or written statements made in press releases or otherwise by or on behalf of Capital Trust, may contain forward-looking statements within the meaning of the Section 21E of the Securities and Exchange Act of 1934, as amended, which involve certain risks and uncertainties. Forward-looking statements predict or describe our future operations, our business plans, our business and investment strategies and portfolio management and the performance of our investments and funds under management. These forward-looking statements are identified by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projected," "projections," "plans," "seeks," "anticipates," "anticipated," "should," "could," "may," "will," "designed to," "foreseeable future," "believe," "believes" and "scheduled" and similar expressions. Our actual results or outcomes may differ materially from those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our actual results may differ significantly from any results expressed or implied by these forward-looking statements. Some, but not all, of the factors that might cause such a difference include, but are not limited to:

    o the general political, economic and competitive conditions, in the United States;

    o the level and volatility of prevailing interest rates and credit spreads, adverse changes in general economic conditions and real estate markets, the deterioration of credit quality of borrowers and the risks associated with the ownership and operation of real estate;

    o a significant compression of the spreads of the interest rates earned on interest-earning assets over the interest rates paid on interest-bearing liabilities that adversely affects operating results;

    o adverse developments in the availability of desirable loan and investment opportunities and the ability to obtain and maintain targeted levels of leverage and borrowing costs;

    o adverse changes in local market conditions, competition, increases in operating expenses and uninsured losses affecting a property owner's ability to cover operating expenses and the debt service on financing provided by us;

    o authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission; and

    o   the risk factors set forth below.



Risks Related to Our Investment Program

Our existing loans and investments expose us to a high degree of risk associated with investing in commercial real estate-related assets.

        Real estate historically has experienced significant fluctuations and cycles in performance that may result in reductions in the value of our real estate-related investments. The performance and value of our loans and investments once originated or acquired by us depends on many factors beyond our control. The ultimate performance and value of our investments is subject to the varying degrees of risk generally incident to the ownership and operation of the commercial properties which collateralize or support our investments. The ultimate performance and value of our loans and investments depends upon the commercial property owner's ability to



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operate the property so that it produces cash flows needed to pay the interest and principal due to us on our loans and investments. Revenues and cash flows may be adversely affected by:

        o   changes in national economic conditions;

        o changes in local real estate market conditions due to changes in national or local economic conditions or changes in local property market characteristics;

        o competition from other properties offering the same or similar services;

        o changes in interest rates and in the availability of mortgage financing;

        o the ongoing need for capital improvements, particularly in older structures;

        o   changes in real estate tax rates and other operating expenses;

        o adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, hurricanes and other natural disasters, acts of war or terrorism, which may decrease the availability of or increase the cost of insurance or result in uninsured losses;

        o   adverse changes in zoning laws;

        o the impact of present or future environmental legislation and compliance with environmental laws; and

        o other factors that are beyond our control and the control of the commercial property owners.

        In the event that any of the properties underlying our loans or investments experiences any of the foregoing events or occurrences, the value of, and return on, such investments, our profitability and the market price of our class A common stock would be negatively impacted.

We may change our investment strategy without shareholder consent which may result in riskier investments than our current investments.

        As part of our strategy, we may seek to expand our investment activities beyond real estate-related investments. We may change our investment activities at any time without the consent of our shareholders, which could result in our making investments that are different from, and possibly riskier than, our current real estate investments. New investments we may make outside of our area of expertise may not perform as well as our current portfolio of real estate investments.

We are exposed to the risks involved with making subordinated investments.

        Our investments involve the risks attendant to investments consisting of subordinated loan positions. In many cases, management of our investments and our remedies with respect thereto, including the ability to foreclose on or direct decisions with respect to the collateral securing such investments, is subject to the rights of senior lenders and the rights set forth in inter-creditor or servicing agreements.

We may not be able to obtain the level of leverage necessary to optimize our return on investment.

        Our return on investment depends, in part, upon our ability to grow our balance sheet portfolio of invested assets and those of our funds through the use of leverage at interest rates that are lower than the interest rates earned on our investments. We generally obtain leverage through bank credit facilities, repurchase agreements and other borrowings. Our ability to obtain the necessary leverage on attractive terms ultimately depends upon the quality of the portfolio assets that are being pledged and our ability to maintain interest coverage ratios meeting prevailing market underwriting standards which vary according to lenders' assessments of our and our funds' creditworthiness and the terms of the borrowings. Our failure to obtain and/or maintain leverage at desired levels, or to obtain leverage on attractive terms, could have a material adverse effect on our performance or that of our funds. Moreover, we are dependent upon a few lenders to provide the primary credit facilities for our origination or acquisition of loans and investments. Our ability to obtain financing through collateralized debt obligations is subject to conditions in the debt capital markets, which may be adverse from time to time, that affect the level of investor demand for such securities, which are impacted by factors beyond our control.




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We are subject to the risks of holding leveraged investments.

        Leverage creates an opportunity for increased return on equity, but at the same time creates other risks. For example, leveraging magnifies changes in the net worth of our funds. We and our funds will leverage assets only when there is an expectation that leverage will enhance returns, although we cannot assure you that the use of leverage will prove to be beneficial. Increases in credit spreads in the market generally may adversely affect the market value of our investments. Because borrowings under our credit facilities are secured by our investments, the borrowings available to us may decline if the market value of our investments decline. Moreover, we cannot assure you that we and our funds will be able to meet debt service obligations and, to the extent such obligations are not met, there is a risk of loss of some or all of our and their assets through foreclosure or a financial loss if we or they are required to liquidate assets at a commercially inopportune time to satisfy our debt obligations.

Our success depends on the availability of attractive investments and our ability to identify, structure, consummate, manage and realize returns on attractive investments.

        Our operating results are dependent upon the availability of, as well as our ability to identify, structure, consummate, manage and realize returns on, credit-sensitive investment opportunities. In general, the availability of desirable credit sensitive investment opportunities and, consequently, our balance sheet returns and our funds' investment returns, will be affected by the level and volatility of interest rates, by conditions in the financial markets, by general economic conditions, by the market and demand for credit-sensitive investment opportunities, and by the supply of capital for such investment opportunities. We cannot assure you that we will be successful in identifying and consummating investments which satisfy our rate of return objectives or that such investments, once consummated, will perform as anticipated.

        In addition, notwithstanding the fact that we earn base management fees based upon committed capital during the investment period, if we are not successful in investing all available equity capital for our funds, the potential revenues we earn, including base management fees that are charged on the amount of invested assets after the investment period and incentive management fees, will be reduced. We may expend significant time and resources in identifying and pursuing targeted investments, some of which may not be consummated.

The real estate investment business is highly competitive. Our success depends on our ability to compete with other providers of capital for real estate investments.

        Our business is highly competitive. We compete for attractive investments with traditional lending sources, such as insurance companies and banks, as well as other REITs, specialty finance companies and private equity funds with similar investment objectives, which may make it more difficult for us to consummate our target investments. Many of our competitors have greater financial resources than us, which provides them with greater operating flexibility.

Our loans and investments may be subject to fluctuations in interest rates which may not be adequately protected, or protected at all, by our hedging strategies.

        Our current balance sheet investment program emphasizes loans with "floating" interest rates to protect against fluctuations in interest rates. We do, however, from time to time make fixed rate loans and purchase fixed rate securities, which are subject to the risk of fluctuations in interest rates. Depending on market conditions, fixed rate assets may become a greater portion of our new loan originations. In such cases, we may employ various hedging strategies to limit the effects of changes in interest rates, including engaging in interest rate swaps, caps, floors and other interest rate derivative products. No strategy can completely insulate us or our funds from the risks associated with interest rate changes and there is a risk that they may provide no protection at all. Hedging transactions involve certain additional risks such as counterparty risk, the legal enforceability of hedging contracts, the early repayment of hedged transactions and the risk that unanticipated and significant changes in interest rates may cause a significant loss of basis in the contract and a change in current period expense. We cannot assure you that we will be able to enter into hedging transactions or that such hedging transactions will adequately protect us or our funds against the foregoing risks. In addition, cash flow hedges which are not perfectly correlated with a variable rate financing will impact our reported income as gains, and losses on the ineffective portion of such hedges will be recorded.




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Our loans and investments may be illiquid which will constrain our ability to vary our portfolio of investments.

        Our real estate investments are relatively illiquid. Such illiquidity may limit our ability to vary our portfolio or our funds' portfolios of investments in response to changes in economic and other conditions. Illiquidity may result from the absence of an established market for investments as well as the legal or contractual restrictions on their resale. In addition, illiquidity may result from the decline in value of a property securing one of our or our funds' investments. We cannot assure you that the fair market value of any of the real property serving as security will not decrease in the future, leaving our or our funds' investments under-collateralized or not collateralized at all, which could impair the liquidity and value, as well as our return on such investments.

We may not have control over certain of our loans and investments.

        Our ability to manage our portfolio of loans and investments may be limited by the form in which they are made. In certain situations, we or our funds may:

        o acquire investments subject to rights of senior classes and servicers under inter-creditor or servicing agreements;

        o   acquire only a participation in an underlying investment;

        o co-invest with third parties through partnerships, joint ventures or other entities, thereby acquiring non-controlling interests; or

        o rely on independent third party management or strategic partners with respect to the management of an asset.

        Therefore, we may not be able to exercise control over the loan or investment. Such financial assets may involve risks not present in investments where senior creditors, servicers or third party controlling investors are not involved. Our rights to control the process following a borrower default may be subject to the rights of senior creditors or servicers whose interests may not be aligned with ours. A third party partner or co-venturer may have financial difficulties resulting in a negative impact on such asset, may have economic or business interests or goals which are inconsistent with ours and those of our funds, or may be in a position to take action contrary to our or our funds' investment objectives. In addition, we and our funds may, in certain circumstances, be liable for the actions of our third party partners or co-venturers.

We may not achieve our targeted rate of return on our investments.

        We originate or acquire investments based on our estimates or projections of overall rates of return on such investments, which in turn are based on, among other considerations, assumptions regarding the performance of assets, the amount and terms of available financing to obtain desired leverage and the manner and timing of dispositions, including possible asset recovery and remediation strategies, all of which are subject to significant uncertainty. In addition, events or conditions that we have not anticipated may occur and may have a significant effect on the actual rate of return received on an investment.

        We are currently experiencing a low interest rate environment which negatively impacts our ability to originate or acquire investments that produce rates of returns similar to existing investments that were added to our portfolio during a higher interest rate environment. As we acquire or originate investments for our balance sheet portfolio, whether as new additions or as replacements for maturing investments, there can be no assurance that we will be able to originate or acquire investments that produce rates of return comparable to rates on our existing investments.

The commercial mortgage and mezzanine loans we originate or acquire and the commercial mortgage loans underlying the CMBS in which we invest are subject to delinquency, foreclosure and loss, which could result in losses to us.

        Our commercial mortgage and mezzanine loans are secured by commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the




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security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expenses or limit rents that may be charged; any need to address environmental contamination at the property; changes in national, regional or local economic conditions and/or specific industry segments; declines in regional or local real estate values and declines in regional or local rental or occupancy rates; increases in interest rates, real estate tax rates and other operating expenses; and changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

Our investments in subordinated CMBS are subject to losses.

        In general, losses on an asset securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, and then by the most junior security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we may not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage-backed securities, the securities in which we invest may incur significant losses.

        The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns and underlying borrower developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of borrowers of the mortgages underlying the mortgage-backed securities to make principal and interest payments may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

We may experience significant reductions in net income if the impairments on our CMBS investments are deemed to be "other-than-temporary".

        The current fair value of certain of our CMBS investments is less than their recorded amortized cost. Since our CMBS investments are accounted for as available-for-sale securities, we have reduced our shareholders equity by an amount equal to the difference between the amortized cost and the fair value by taking a charge to other comprehensive income. As of December 31, 2004, these unrealized losses totaled $10.8 million. Under generally accepted accounting principles, if there are significant changes in the future to the expected cash flows from a particular investment due to prepayment or credit loss experience, the investment will have incurred an other-than-temporary impairment. If that occurs, we will be required to write down the investment to its fair value and take a charge to income equal to the unrealized loss, recognizing an offsetting increase to other comprehensive income with equity remaining unchanged. If we recognize other-than-temporary impairments on our CMBS investments that have experienced significant reductions in fair value, the resulting write-downs could result in significant reductions of our net income for the period in which the other-than-temporary impairment is recognized.

We may invest in troubled assets that are subject to a higher degree of financial risk.

        We may make investments in non-performing or other troubled assets that involve a higher degree of financial risk. We cannot assure you that our investment objectives will be realized or that there will be any return on our investment. Furthermore, investments in properties subject to work-out conditions or under bankruptcy protection laws may, in certain circumstances, be subject to additional potential liabilities that could exceed the value of our original investment, including equitable subordination and/or disallowance of claims or lender liability.

We may not be able to acquire eligible investments for a collateralized debt obligation issuance, or may not be able to issue collateralized debt obligation securities on attractive terms, which may require us to utilize more costly financing for our investments.




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        We intend to capitalize on opportunities to finance certain of our investments on a non-recourse, long-term basis, such as through the issuance of collateralized debt obligations. During the period that we are acquiring these investments, we intend to finance our purchases through our credit and repurchase obligation facilities. We use these facilities to finance our acquisition of investments until we have accumulated a sufficient quantity of investments, at which time we may refinance these lines through a securitization, such as a collateralized debt obligation issuance, or other types of long-term financing. As a result, we are subject to the risk that we will not be able to acquire a sufficient amount of eligible investments to maximize the efficiency of a collateralized debt obligation issuance. In addition, conditions in the capital markets may make the issuance of collateralized debt obligations less attractive to us when we do have a sufficient pool of collateral. If we are unable to issue a collateralized debt obligation to finance these investments, we may be required to utilize other forms of potentially less attractive financing.

We may not be able to find suitable replacement investments in collateralized debt obligations with reinvestment periods.

        Some collateralized debt obligations have periods where principal proceeds received from assets securing the collateralized debt obligation can be reinvested for a defined period of time, commonly referred to as a reinvestment period. Our ability to find suitable investments during the reinvestment period that meet the criteria set forth in the collateralized debt obligation documentation and by rating agencies may determine the success of our collateralized debt obligation investments. Our potential inability to find suitable investments may cause, among other things, interest deficiencies, hyper-amortization of the senior collateralized debt obligation liabilities and may cause us to reduce the life of our collateralized debt obligations and accelerate the amortization of certain fees and expenses.

The use of collateralized debt obligation financings with over-collateralization and interest coverage requirements may have a negative impact on our cash flow.

        The terms of collateralized debt obligations will generally provide that the principal amount of investments must exceed the principal balance of the related bonds by a certain amount and that interest income exceeds interest expense by a certain amount. We anticipate that the collateralized debt obligation terms will provide that, if certain delinquencies and/or losses or other factors cause a decline in collateral or cash flow levels, the cash flow otherwise payable on our investment may be redirected to repay classes of CDOs senior to ours until the issuer or the collateral is in compliance with the terms of the governing documents. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive net income from assets pledged to secure collateralized debt obligations. We cannot assure you that the performance tests will be satisfied. Nor can we assure you, in advance of completing negotiations with the rating agencies or other key transaction parties as to the actual terms of the delinquency tests, over-collateralization and interest coverage terms, cash flow release mechanisms or other significant factors upon which net income to us will be calculated. Failure to obtain favorable terms with regard to these matters may adversely affect the availability of net income to us. If our investments fail to perform as anticipated, our over-collateralization, interest coverage or other credit enhancement expense associated with our collateralized debt obligation financings will increase.

We may be required to repurchase loans that we have sold or to indemnify holders of our collateralized debt obligations.

        If any of the loans we originate or acquire and sell or securitize through collateralized debt obligations do not comply with representations and warranties that we make about certain characteristics of the loans, the borrowers and the underlying properties, we may be required to repurchase those loans or replace them with substitute loans. In addition, in the case of loans that we have sold instead of retained, we may be required to indemnify persons for losses or expenses incurred as a result of a breach of a representation or warranty. Repurchased loans typically require a significant allocation of working capital to carry on our books, and our ability to borrow against such assets is limited. Any significant repurchases or indemnification payments could adversely affect our financial condition and operating results.




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The impact of the events of September 11, 2001 and the resulting effect on terrorism insurance expose us to certain risks.

        The terrorist attacks on September 11, 2001 disrupted the U.S. financial markets, including the real estate capital markets, and negatively impacted the U.S. economy in general. Any future terrorist attacks, the anticipation of any such attacks, and the consequences of any military or other response by the U.S. and its allies may have a further adverse impact on the U.S. financial markets and the economy generally. We cannot predict the severity of the effect that such future events would have on the U.S. financial markets, the economy or our business.

        In addition, the events of September 11 created significant uncertainty regarding the ability of real estate owners of high profile assets to obtain insurance coverage protecting against terrorist attacks at commercially reasonable rates, if at all. With the enactment of the Terrorism Risk Insurance Act of 2002, insurers must make terrorism insurance available under their property and casualty insurance policies through the end of 2005, which may be extended by the U.S. Congress beyond 2005, but this legislation does not regulate the pricing of such insurance. The absence of affordable insurance coverage may adversely affect the general real estate lending market, lending volume and the market's overall liquidity and may reduce the number of suitable investment opportunities available to us and the pace at which we are able to make investments. If the properties that we invest in are unable to obtain affordable insurance coverage, the value of those investments could decline and in the event of an uninsured loss, we could lose all or a portion of our investment.

        The economic impact of any future terrorist attacks could also adversely affect the credit quality of some of our loans and investments. Some of our loans and investments will be more susceptible to the adverse effects than others, such as hotel loans, which may experience a significant reduction in occupancy rates following any future attacks. We may suffer losses as a result of the adverse impact of any future attacks and these losses may adversely impact our results of operation.

Risks Related to Our Investment Management Business

Because we commenced our investment management business in 2000, we are subject to risks and uncertainties associated with developing and operating a new business, and we may not achieve from this new business the investment returns that we expect.

        Our investment management business commenced in 2000 and, therefore, has a limited track record of proven results upon which to predict our future performance. We will encounter risks and difficulties as we proceed to develop and operate our investment management business. In order to achieve our goals as an investment manager, we must:

        o manage our funds successfully by investing a majority of our funds' capital in suitable investments that meet the funds' specified investment criteria;

        o actively manage the assets in our portfolios in order to realize targeted performance;

        o incentivize our management and professional staff to the task of developing and operating the investment management business; and

        o structure, sponsor and capitalize future funds and other investment products under our management that provide investors with attractive investment opportunities.

        If we do not successfully develop and operate our investment management business to achieve the investment returns that we or the market anticipates, the market price of our class A common stock could decline.

We may pursue fund management opportunities related to other classes of investments where we do not have prior investment experience.

        We may expand our fund management business to the management of private equity funds involving other investment classes where we do not have prior investment experience. We may find it difficult to attract third party investors without a performance track record involving such investments. Even if we attract third party investment,



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there can be no assurance that we will be successful in deploying the capital to achieve targeted returns on the investments.

We face substantial competition from established participants in the private equity market as we offer mezzanine and other funds to third party investors.

        We face significant competition from large financial and other institutions that have proven track records in marketing and managing private equity investment funds and otherwise have a competitive advantage over us because they have access to pre-existing third party investor networks into which they can channel competing investment opportunities. If our competitors offer investment products that are competitive with the mezzanine and other fund investments offered by us, we will find it more difficult to attract investors and to capitalize our mezzanine and other funds.

Our funds are subject to the risk of defaults by third party investors on their capital commitments.

        The capital commitments made by third party investors to our funds represent unsecured promises by those investors to contribute cash to the funds from time to time as investments are made by the funds. Accordingly, we are subject to general credit risks that the investors may default on their capital commitments. If defaults occur, we may not be able to close loans and investments we have identified and negotiated, which could materially and adversely affect the funds' investment program or make us liable for breach of contract, in either case to the detriment of our franchise in the private equity market.

Risks Related to Our Company

We are dependent upon our senior management team to develop and operate our business.

        Our ability to develop and operate our business depends to a substantial extent on the experience, relationships and expertise of our senior management and key employees. We cannot assure you that these individuals will remain in our employ. The employment agreement with our chief executive officer, John R. Klopp, expires on December 31, 2008, unless further extended. The loss of the services of our senior management and key employees could have a material adverse effect on our operations.

There may be conflicts between the interests of our investment funds and us.

        We are subject to a number of potential conflicts between our interests and the interests of our managed investment funds. Although we have agreed to offer Fund III the first opportunity to invest in investment opportunities which have characteristics and projected leveraged returns which meet Fund III's investment and return objectives, we are subject to potential conflicts of interest in the allocation of investment opportunities between our balance sheet and our managed funds. In addition, we may make investments that are senior or junior to, participations in, or have rights and interests different from or adverse to, the investments made by our managed funds. Our interests in such investments may conflict with the interests of our managed funds in related investments at the time of origination or in the event of a default or restructuring of the investment. In the event a default occurs with respect to such an investment, the directors of Fund III appointed by us have agreed to recuse themselves from any vote of the board of Fund III concerning such investment and our co-sponsor's controlled advisor to Fund III will assume and perform our asset management responsibility with respect to such investment. Finally, our officers and employees may have conflicts in allocating their time and services among us and our managed funds.

Our balance sheet portfolio continues to have concentrations in mark-to-market mortgage-backed securities which subjects us to greater variations in equity and income as we record balance sheet gains and losses on such assets.

        Our venture agreement with affiliates of Citigroup Alternative Investments, LLC placed restrictions on our ability to originate new mezzanine loan investments for our balance sheet during the investment period for Fund II which resulted in our balance sheet portfolio becoming more concentrated in longer term fixed rate mortgage-backed securities that had been originated prior to 2000. We have adopted accounting policies under which such securities are recorded as available-for-sale and changes in the market value will impact either or both shareholders'




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equity or net income depending on the characterization of the change in market value. If a reduction in market value is deemed to be other than temporary, generally due to a change in the credit risk, the reduction in value will be recorded as a reduction of net income. If any of the available-for-sale securities are sold, the resulting gain or loss will be recorded through the income statement. All other changes in market value will impact shareholders equity only.

        While the restrictions on our balance sheet investment activities diminished when the investment period for Fund II ended and we have begun making new investments for our own account, there can be no assurance that the concentration in mark-to-market mortgage-backed securities will be reduced in the near term through new originations. In an environment of relatively low interest rates, there is also a higher risk that our existing non-mark-to-market loans will pay off early. To the extent our balance sheet remains concentrated in mark-to-market assets, we will remain subject to potential swings in equity and income as we record gains and losses on such assets on our balance sheet. If interest rates fluctuate and significantly affect the market value of such mark-to-market assets, the corresponding reductions or increases in our equity and income may be significant.

We must manage our portfolio in a manner that allows us to rely on an exception from registration under the Investment Company Act of 1940 in order to avoid the consequences of regulation under that Act.

        We rely on an exception from registration as an investment company afforded by Section 3(c)(5)(C) of the Investment Company Act of 1940. Under this exception, we are required to maintain, on the basis of positions taken by the SEC staff in interpretive and no-action letters, a minimum of 55% of the value of the total assets of our portfolio in "mortgages and other liens on and interests in real estate." We refer to this category of investments herein as "Qualifying Interests." In addition, we must maintain an additional minimum of 25% of the value of our total assets in Qualifying Interests or other real estate-related assets. Because registration as an investment company would significantly affect our ability to engage in certain transactions or to organize ourselves in the manner we are currently organized, we intend to maintain our qualification for this exception from registration. In the past, when required due to the mix of assets in our balance sheet portfolio, we have purchased pools of whole loan residential mortgage-backed securities that we treat as Qualifying Interests based on SEC staff positions. Investments in such pools of whole loan residential mortgage-backed securities may not represent an optimum use of our investable capital when compared to the available investments we target pursuant to our investment strategy. We continue to analyze our investments and may acquire other pools of whole loan mortgage-backed securities when and if required for compliance purposes. In addition, certain of our investments in subordinated CMBS have terms which we believe allows them to be categorized as Qualifying Interests, including rights to cure any defaults on senior CMBS classes, rights to acquire such senior classes in the event of a default and special servicing rights to service defaulted mortgage loans, including rights to control the oversight and management of the resolution of such mortgage loans by workout or modification of loan provisions, foreclosure, deed in lieu of foreclosure or otherwise, and to control decisions with respect to the preservation of the collateral generally, including property management and maintenance decisions. We have not obtained an exemptive order or a no-action letter or other form of interpretive guidance from the SEC or its staff supporting our position, and, therefore, any decision by the SEC or its staff which advances a position to the contrary would require us to no longer treat these investments in subordinated CMBS as Qualifying Interests.

        If our portfolio does not comply with the requirements of the exception we rely upon, we could be forced to alter our portfolio by selling or otherwise disposing of a substantial portion of the assets that are not Qualifying Interests or by acquiring a significant position in assets that are Qualifying Interests. Altering our portfolio in this manner may have a material adverse effect on our investments if we are forced to dispose of or acquire assets in an unfavorable market and may materially and adversely affect our stock price.

        If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties and that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company.

We may expand our franchise through business acquisitions and the recruitment of financial professionals, which may present additional costs and other challenges and may not prove successful.

        Our business plan contemplates expansion of our franchise into complementary investment strategies involving other credit-sensitive structured financial products. We may undertake such expansion through business acquisitions or the recruitment of financial professionals with experience in other products. We may also expend a substantial amount of time and capital pursuing opportunities to expand into complementary investment strategies that we do not consummate. The expansion of our operations could place a significant strain on our management, financial and other resources. Our ability to manage future expansion will depend upon our ability to monitor operations, maintain effective quality controls and significantly expand our internal management and technical and accounting systems, all of which could result in higher operating expenses and could adversely affect our current business, financial condition and results of operations.

        We cannot assure you that we will be able to identify and integrate businesses or professional teams we acquire to pursue complementary investment strategies and expand our business. Moreover, any decision to pursue expansion into businesses with complementary investment strategies will be in the discretion of our management and may be consummated without prior notice or shareholder approval. In such instances, shareholders will be relying on our management to assess the relative benefits and risks associated with any such expansion.

Risks Relating to Our Class A Common Stock

Because a limited number of shareholders, including members of our management team, own a substantial number of our shares, decisions made by them may be detrimental to your interests.

        By virtue of their direct and indirect share ownership, John R. Klopp, a director and our president and chief executive officer, Craig M. Hatkoff, a director and former officer, and other shareholders indirectly owned by trusts for the benefit of our chairman of the board, Samuel Zell, have the power to significantly influence our affairs and are able to influence the outcome of matters required to be submitted to shareholders for approval, including the election of our directors, amendments to our charter, mergers, sales of assets and other acquisitions or sales. The influence exerted by these shareholders over our affairs might not be consistent with the interests of some or all of our other shareholders. We cannot assure you that these shareholders will not exercise their influence over us in a manner detrimental to your interests. As of December 31, 2004, these shareholders collectively own and control 2,412,179 shares of our class A common stock representing approximately 16% of our outstanding class A common stock. This concentration of ownership may have the effect of delaying or preventing a change in control of our company, including transactions in which you might otherwise receive a premium for your class A common stock, and might negatively affect the market price of our class A common stock.

        Berkley owns 2,000,000 shares of our class A common stock which represents 13% of our outstanding class A common stock. In addition, Vornado Realty, L.P. owns 1,424,474 shares of our class A common stock, General Motors Trust Bank, National Association, as trustee for the GMAM Investment Funds Trust owns 49,857 shares of our class A common stock and JPMorgan Chase Bank, as trustee for the GMAM Group Pension Trust II owns 662,380 shares of our class A common stock. An officer of Berkley and a person associated with the General Motor's pension trusts serve on our board of directors and, therefore, have the power to significantly influence our affairs. Through their significant ownership of our class A common stock, these security holders may have the ability to influence the outcome of matters submitted for shareholder approval.

Some provisions of our charter and bylaws, and Maryland law may deter takeover attempts, which may limit the opportunity of our shareholders to sell their shares at a favorable price.

        Some of the provisions of our charter and bylaws and Maryland law discussed below could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders by providing them with the opportunity to sell their shares at a premium to the then current market price.

        Issuance of Preferred Stock Without Shareholder Approval. Our charter authorizes our board of directors to authorize the issuance of up to 100,000,000 shares of preferred stock and up to 100,000,000 shares of class A common stock. Our charter also authorizes our board of directors, without shareholder approval, to classify or reclassify any unissued shares of our class A common stock and preferred stock into other classes or series of stock and to amend our charter to increase or decrease the aggregate number of shares of stock of any class or series that may be issued. Our board of directors, therefore, can exercise its power to reclassify our stock to increase the number of shares of preferred stock we may issue without shareholder approval. Preferred stock may be issued in one or more series, the terms of which may be determined without further action by shareholders. These terms may include preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption. The issuance of any preferred stock, however, could materially adversely affect the rights of holders of our class A common stock and, therefore, could reduce its value. In addition, specific rights granted to future holders of our preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The power of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change in control, thereby preserving the current shareholders' control.

        Advance Notice Bylaw. Our bylaws contain advance notice procedures for the introduction of business and the nomination of directors. These provisions could discourage proxy contests and make it more difficult for you and other shareholders to elect shareholder-nominated directors and to propose and approve shareholder proposals opposed by management.

        Maryland Takeover Statutes. We are subject to the Maryland Business Combination Act which could delay or prevent an unsolicited takeover of us. The statute substantially restricts the ability of third parties who acquire, or seek to acquire, control of us to complete mergers and other business combinations without the approval of our board of directors even if such transaction would be beneficial to shareholders. "Business combinations" between such a third party acquiror or its affiliate and us are prohibited for five years after the most recent date on which the acquiror or its affiliate becomes an "interested shareholder." An "interested shareholder" would be any person who beneficially owns 10 percent or more of our shareholder voting power or an affiliate or associate of ours who, at any time within the two-year period prior to the date interested shareholder status is determined, was the beneficial owner of 10 percent or more of our shareholder voting power. If our board of directors approved in advance the transaction that would otherwise give rise to the acquiror or its affiliate attaining such status, such as the issuance of shares of our class A common stock to Berkley, the acquiror or its affiliate would not become an interested shareholder and, as a result, it could enter into a business combination with us. Our board of directors could choose not to negotiate with an acquirer if the board determined in its business judgment that considering such an acquisition was not in our strategic interests. Even after the lapse of the five-year prohibition period, any business combination with an interested shareholder must be recommended by our board of directors and approved by the affirmative vote of at least:

        o   80% of the votes entitled to be cast by shareholders; and

        o two-thirds of the votes entitled to be cast by shareholders other than the interested shareholder and affiliates and associates thereof.

        The super-majority vote requirements do not apply if the transaction complies with a minimum price requirement prescribed by the statute.

        The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that an interested shareholder becomes an interested shareholder. Our board of directors has exempted any business combination involving family partnerships controlled separately by John R. Klopp and Craig M. Hatkoff, and a limited liability company indirectly controlled by a trust for the benefit of Samuel Zell and his family. As a result, these persons and Berkley may enter into business combinations with us without compliance with the super-majority vote requirements and the other provisions of the statute.

        We are subject to the Maryland Control Share Acquisition Act. With certain exceptions, the Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiring person or by our officers or directors who are our employees, and may be redeemed by us. "Control shares" are voting shares which, if aggregated with all other shares owned or voted by the acquirer, would entitle the acquirer to exercise voting power in electing directors within one of the specified ranges of voting power. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the "control shares" in question. If no request for a meeting is made, we may present the question at any shareholders' meeting.

        If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved for fair value. If voting rights for control shares are approved at a shareholders' meeting and the acquirer may then vote a majority of the shares entitled to vote, then all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our charter or bylaws. We have exempted certain holders identified in our bylaws from this statute which exemptions extend to Berkley, family partnerships controlled separately by John R. Klopp and Craig M. Hatkoff, and a limited liability company indirectly controlled by a trust for the benefit of Samuel Zell and his family.

        We are also subject to the Maryland Unsolicited Takeovers Act which permits our board of directors, among other things, to elect on our behalf to stagger the terms of directors, to increase the shareholder vote required to remove a director and to provide that shareholder-requested meetings may be called only upon the request of shareholders entitled to cast at least a majority of the votes entitled to be cast at the meeting. Such an election would significantly restrict the ability of third parties to wage a proxy fight for control of our board of directors as a means of advancing a takeover offer. If an acquirer was discouraged from offering to acquire us, or prevented from successfully completing a hostile acquisition, you could lose the opportunity to sell your shares at a favorable price.

The market value of our class A common stock may be adversely affected by many factors.

        As with any public company, a number of factors may adversely influence the price of our class A common stock, many of which are beyond our control. These factors include:

        o   the level of institutional interest in us;

        o the perception of REITs generally and REITs with portfolios similar to ours, in particular, by market professionals;

        o the attractiveness of securities of REITs in comparison to other companies; and

        o the market's perception of our growth potential and potential future cash dividends.

An increase in market interest rates may lead prospective purchasers of our class A common stock to expect a higher dividend yield, which would adversely affect the market price of our class A common stock.

        One of the factors that will influence the price of our class A common stock will be the dividend yield on our stock (distributions as a percentage of the price of our stock) relative to market interest rates. An increase in market interest rates may lead prospective purchasers of our class A common stock to expect a higher dividend yield, which would adversely affect the market price of our class A common stock.

Your ability to sell a substantial number of shares of our class A common stock may be restricted by the low trading volume historically experienced by our class A common stock.

        Although our class A common stock is listed on the New York Stock Exchange, the daily trading volume of our shares of class A common stock has historically been lower than the trading volume for certain other companies. As a result, the ability of a holder to sell a substantial number of shares of our class A common stock in a timely manner without causing a substantial decline in the market of the shares, especially by means of a large block trade, may be restricted by the limited trading volume of the shares of our class A common stock.

Risks Related to our REIT Status

Our charter does not permit any individual to own more than over 2.5% of our class A common stock, and attempts to acquire our class A common stock in excess of the 2.5% limit would be void without the prior approval of our board of directors.

        For the purpose of preserving our qualification as a REIT for federal income tax purposes, our charter prohibits direct or constructive ownership by any individual of more than 2.5% of the lesser of the total number or value of the outstanding shares of our class A common stock as a means of preventing ownership of more than 50% of our class A common stock by five or fewer individuals. The charter's constructive ownership rules are complex and may cause the outstanding class A common stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual. As a result, the acquisition of less than 2.5% of our outstanding class A common stock by an individual or entity could cause an individual to own constructively in excess of 2.5% of our outstanding class A common stock, and thus be subject to the charter's ownership limit. There can be no assurance that our board of directors, as permitted in the charter, will increase this ownership limit in the future. Any attempt to own or transfer shares of our class A common stock in excess of the ownership limit without the consent of our board of directors will be void, and will result in the shares being transferred by operation of law to a charitable trust, and the person who acquired such excess shares will not be entitled to any distributions thereon or to vote such excess shares.

        Our charter contains a provision that exempts certain of our officers, directors and their related persons from this ownership limit and we increased the limit for William R. Berkley to 6.0% and for one other major shareholder of Berkley identified to us to 4.0%. The 2.5% ownership limit may have the effect of precluding a change in control of us by a third party without the consent of our board of directors, even if such change in control would be in the interest of our shareholders or would result in a premium to the price of our class A common stock (and even if such change in control would not reasonably jeopardize our REIT status). The ownership limit exemptions and the reset limits granted to date would limit our board of directors' ability to reset limits in the future and at the same time maintain compliance with the REIT qualification requirement prohibiting ownership of more than 50% of our class A common stock by five or fewer individuals.

There are no assurances that we will be able to pay dividends in the future.

        We intend to pay quarterly dividends and to make distributions to our shareholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. There are no assurances that we will be able to pay dividends in the future. In addition, some of our distributions may include a return of capital, which would reduce the amount of capital available to operate our business.

Recent tax legislation may have negative consequences for REITs.

        Recent tax legislation allows certain corporations to pay dividends that qualify for a reduced tax rate in the hands of certain shareholders. This legislation generally does not apply to REITs. Although the legislation does not adversely affect the tax treatment of REITs, it may cause investments in non-REIT corporations to become relatively more desirable. As a result, the capital markets may be less favorable to REITs, such as ourselves, when they seek to raise equity capital, and the prices at which REIT equity securities trade, including our class A common stock, may decline or underperform non-REIT corporations.

We will be dependent on external sources of capital to finance our growth.

        As with other REITs, but unlike corporations generally, our ability to finance our growth must largely be funded by external sources of capital because we generally will have to distribute to our shareholders 90% of our taxable income in order to qualify as a REIT, including taxable income where we do not receive corresponding cash.

Our access to external capital will depend upon a number of factors, including general market conditions, the market's perception of our growth potential, our current and potential future earnings, cash distributions and the market price of our class A common stock.

If we do not maintain our qualification as a REIT, we will be subject to tax as a regular corporation and face a substantial tax liability. Our taxable REIT subsidiaries will be subject to income tax.

        We expect to operate so as to qualify as a REIT under the Internal Revenue Code. However, qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only a limited number of judicial or administrative interpretations exist. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

        o we would be taxed as a regular domestic corporation, which under current laws, among other things, means being unable to deduct distributions to shareholders in computing taxable income and being subject to federal income tax on our taxable income at regular corporate rates;

        o any resulting tax liability could be substantial, could have a material adverse effect on our book value and could reduce the amount of cash available for distribution to shareholders; and

        o unless we were entitled to relief under applicable statutory provisions, we would be required to pay taxes, and thus, our cash available for distribution to shareholders would be reduced for each of the years during which we did not qualify as a REIT.

        Income from our fund management business is expected to be realized by one of our taxable REIT subsidiaries, and, accordingly, will be subject to income tax.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

        In order to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, our sources of income, the nature of our investments in commercial real estate and related assets, the amounts we distribute to our shareholders and the ownership of our stock. We may also be required to make distributions to shareholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may force us to liquidate or restructure otherwise attractive investments.

        In order to qualify as a REIT, we must also ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investments in securities cannot include more than 10% of the outstanding voting securities of any one issuer or 10% of the total value of the outstanding securities of any one issuer. In addition, no more than 5% of the value of our assets can consist of the securities of any one issuer. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences.

Complying with REIT requirements may force us to borrow to make distributions to shareholders.

        From time to time, our taxable income may be greater than our cash flow available for distribution to shareholders. If we do not have other funds available in these situations, we may be unable to distribute substantially all of our taxable income as required by the REIT provisions of the Internal Revenue Code. Thus, we could be required to borrow funds, sell a portion of our assets at disadvantageous prices or find another alternative. These options could increase our costs or reduce our equity.

The "taxable mortgage pool" rules may limit the manner in which we effect future securitizations.

        Certain of our future securitizations could be considered to result in the creation of taxable mortgage pools for federal income tax purposes. Since we conduct our operations to qualify as a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we would not be adversely affected by the characterization of the securitization as a taxable mortgage pool (assuming that we do not have any shareholders who might cause a corporate income tax to be imposed upon us by reason of our owning a taxable mortgage pool). We would be precluded, however, from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered to be equity interests for tax purposes. These limitations will preclude us from using certain techniques to maximize our returns from securitization transactions. If the securitization vehicles in which we participate were considered a taxable mortgage pool, shareholders who are tax-exempt and shareholders who are not United States persons may be required to pay tax on their share of any excess inclusion income.